Exhibit 10.3

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Sponsor Agreement”) is dated as of September 5, 2024, by and among (i) HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor”), (ii) Compass Digital Acquisition Corp., a Cayman Islands exempted company (“CDAQ”), and (iii) EEW Renewables Ltd, a company formed under the laws of England and Wales (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 2,699,699 Class B ordinary shares of CDAQ, par value $0.0001 per share, and Class A ordinary shares of CDAQ, par value $0.0001 per share, designated as “founder shares” (collectively, the “Founder Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, CDAQ, the Company, the shareholders of the Company named therein (together with any transferees of Company shares prior to the Closing that either sign a joinder agreement to become a party thereto or that become a party thereto pursuant to the drag-along rights to be set forth in the Company’s organizational documents, the “Sellers”), Sponsor, in the capacity of Purchaser Representative thereunder, and E.E.W. Global Holding Limited, in the capacity of Seller Representative thereunder, have entered into, and upon execution of an Incorporated Entity Joinder Agreement thereto, each of a to be formed Cayman Islands exempted company to be named “EEW Renewables Corp” (“Pubco”) and a to be formed Cayman Islands exempted company to be named “EEW Merger Sub” and a wholly-owned subsidiary of Pubco (“Merger Sub”) will enter into, a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (a) Merger Sub will merge with and into CDAQ (the “Merger”), as a result of which (i) CDAQ shall continue as the surviving entity and as a wholly owned subsidiary of Pubco, and (ii) each issued and outstanding security of CDAQ, including the Founder Shares, immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one ordinary share, par value $0.0001 per share, of Pubco (each, a “Pubco Share”); and (b) Pubco shall acquire all of the issued and outstanding ordinary shares of the Company from the Sellers in exchange for Pubco ordinary shares, in each case subject to and on the terms and conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and

WHEREAS, as an inducement to CDAQ and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

Article I
SPONSOR SUPPORT

Section 1.1 Addition of Pubco as a Party. The parties hereby agree to add Pubco as a party to this Sponsor Agreement upon Pubco’s execution and delivery to the Sponsor, CDAQ and the Company of a joinder agreement in the form attached as Exhibit A hereto (a “Sponsor Agreement Joinder”). Upon Pubco’s execution of this Sponsor Agreement through the execution and delivery of the Sponsor Agreement Joinder, Pubco agrees to be bound by and subject to all of the terms and conditions of this Sponsor Agreement as the original “Pubco” party hereto. The rights and obligations of Pubco under this Sponsor Agreement shall not be effective until the execution and delivery by Pubco of a Sponsor Agreement Joinder. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Lock-Up Agreement, in the event that prior to Pubco’s execution and delivery of a Sponsor Agreement Joinder, a party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of Pubco under this Sponsor Agreement, the consent, approval or agreement of Pubco shall not be required for purposes of this Sponsor Agreement to take such action, omission, waiver or amendment

Section 1.2 Closing Date Deliverables. Sponsor shall, and shall use commercially reasonable efforts to cause the Original Sponsor to, deliver to the Company and Pubco, on the Closing Date, a duly executed copy of the Amended Registration Rights Agreement in the form contemplated by the Business Combination Agreement.

Section 1.3 Sponsor Forfeiture.

(a) In the event that there are any Excess Purchaser Expenses, Sponsor shall at the Closing either (i) pay or cause to be paid to Pubco an amount equal to the Excess Purchaser Expenses in cash in immediately available funds and/or (ii) transfer to Purchaser for no consideration a number of Founder Shares equal to (x) the amount of Excess Purchaser Expenses, divided by (y) $10.00, which transferred Founder Shares will be cancelled by Purchaser.

(b) In the event that it is determined pursuant to Section 2.5 of the Business Combination Agreement that there are Excess Purchaser Expenses, Sponsor must notify CDAQ and the Company promptly (and in any event no later than the later of one Business Day prior to the Closing and the agreement on the final Purchaser Closing Statement in accordance with Section 2.5 of the Business Combination Agreement) in writing of what payment methods the Sponsor intends to use to satisfy its obligations under Section 1.3(a) hereof.

Section 1.4 Transaction Financing. Sponsor shall use its commercially reasonable efforts to facilitate CDAQ, the Company and/or Pubco or their respective Subsidiaries entering into Financing Agreements in respect of one or more Transaction Financings, as contemplated by Section 8.18 of the Business Combination Agreement, including pursuant to Schedule 1.4 hereto.

Section 1.5 Further Assurances. Sponsor shall reasonably cooperate with the other parties hereto and use its commercially reasonable efforts to take or cause to be taken all commercially reasonable actions, and do or cause to be done all commercially reasonable things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated hereby as soon as reasonably practicable.

Section 1.6 No Inconsistent Agreement. Sponsor hereby covenants and agrees that it shall not enter into any Contract that would reasonably be expected to delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder in any material respect or make any representation and warranty contained herein untrue in any material respect.

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Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to CDAQ and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Sponsor in any material respect, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Founder Shares), or (iii) conflict with or violate any material Contract to which Sponsor is party or applicable Law, in each case, of clauses (i) through (iii), except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Sponsor’s ability to perform its obligations under this Sponsor Agreement.

(c) Litigation. There are no Actions pending or, to the Knowledge of Sponsor, threatened against Sponsor before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sponsor’s ability to perform its obligations under this Sponsor Agreement.

(d) Information Supplied. None of the information supplied or to be supplied by Sponsor regarding Sponsor or its interests in Purchaser expressly for inclusion or incorporation by reference: (i) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (ii) in the Registration Statement; or (iii) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Sponsor regarding Sponsor or its interests in Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Sponsor makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any Target Company, any Seller, Pubco, Merger Sub or Purchaser or their respective Affiliates.

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(e) Acknowledgment. Sponsor understands and acknowledges that each of CDAQ and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) a valid termination of the Business Combination Agreement in accordance with Section 10.1 thereof and (b) the written agreement of Sponsor, CDAQ, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any Willful Breach of any covenant or obligations under this Sponsor Agreement or any Fraud claim with respect to any representation or warranty under this Sponsor Agreement, in either case, prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Entire Agreement. This Sponsor Agreement (and to the extent incorporated herein, the Business Combination Agreement) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

Section 3.3 Incorporation of Business Combination Agreement. This Sponsor Agreement shall be interpreted, construed, governed and enforced in a manner consistent with the Business Combination Agreement. Without limiting the foregoing, the terms of Sections 12.1 through 12.11, 12.13 and 12.14 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis. For such purposes, the address of the Sponsor for purposes of the notice provisions incorporated herein from Section 12.3 of the Business Combination Agreement shall be the same as the address of the Purchaser Representative set forth in Section 12.3 of the Business Combination Agreement (including Persons required to receive copies thereunder).

Section 3.4 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.5 Confidentiality. Sponsor agrees to be bound by and subject to Section 8.13(b) of the Business Combination Agreement to the same extent such provisions apply to CDAQ, mutatis mutandis, as if Sponsor were directly a party thereto for purposes thereof.

Section 3.6 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Founder Shares and the nature of the Sponsor’s obligations hereunder; provided that the parties shall not disclose the terms of this Sponsor Agreement without the prior written consent of CDAQ.

{Signature pages follow}

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IN WITNESS WHEREOF, Sponsor, CDAQ and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:
HCG OPPORTUNITY, LLC

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Authorized Person

CDAQ:
COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

COMPANY:
EEW RENEWABLES LTD

By:	/s/ Svante Kumlin
Name:	Svante Kumlin
Title:	Chief Executive Officer